Exhibit 99.1

Cerecor Inc. Reports First Quarter 2016 Financial Results

BALTIMORE—(BUSINESS WIRE)—May 16, 2016—Cerecor Inc. (NASDAQ: CERC), a clinical-stage biopharmaceutical company developing treatments to make a difference in the lives of patients with neurological and psychiatric disorders, today announced its financial results for the first quarter ended March 31, 2016.

“The first quarter was highlighted by our initiation of a Phase 2 study with CERC-501 for smoking cessation,” said Uli Hacksell, President and Chief Executive Officer of Cerecor. “This Phase 2 study is progressing as expected with top-line data anticipated in the fourth quarter of 2016. We now expect top-line data from our Phase 2 study with CERC-301 for the adjunctive treatment of major depressive disorder in the first half of 2017, as additional time will be necessary to complete enrollment in that study. Both of these product candidates represent novel therapeutic approaches that we believe address unmet medical needs and therefore have potential to make a difference in the lives of patients suffering from depression and substance abuse.”

Business and Other Highlights

Research and Development:

   CERC-501: Initiated a Phase 2 proof of concept clinical trial for smoking cessation, enrolling the first patient in February.

   CERC-501: Awarded a $1 million research and development grant from the National Institute on Drug Abuse at the National Institutes of Health, which provides additional resources for the ongoing Phase 2 proof of concept clinical trial for smoking cessation.

Business and Leadership:

   Appointed Uli Hacksell, Ph.D., as President and Chief Executive Officer in January 2016.

   Added Thomas Aasen to the Board of Directors in January 2016.

   Hosted first Research & Development Day in New York City in March to discuss the current therapy landscape and novel approaches for treatment of depression and substance use.

First Quarter 2016 Financial Results

Cerecor reported a net loss of $5.1 million, or $0.59 per common share, for the first quarter of 2016, compared to a net loss of $3.2 million, or $4.98 per common share, for the first quarter of 2015.

At March 31, 2016, Cerecor’s cash and cash equivalents totaled $16.6 million, compared to $21.2 million at December 31, 2015. This decrease resulted from the funding of our research and development activities, our ongoing operations, and payments made on our term loan.

Research and development (R&D) expenses increased to $2.3 million for the first quarter of 2016, compared to $1.7 million for the first quarter of 2015. The increase was driven primarily by the costs for the Phase 2 trial with CERC-501 for smoking cessation initiated during the first quarter of 2016 and the ongoing Phase 2 trial for CERC-301. During the comparable period, R&D expenses were primarily limited to the in-licensing fee for the acquisition of CERC-501 and nominal expenses for CERC-301 related to a pharmacokinetic study.

General and administrative (G&A) expenses increased to $2.6 million for the first quarter of 2016, compared to $0.8 million for the first quarter of 2015. Legal, consulting and other professional expenses increased by $0.7 million, attributable primarily to expenses resulting from becoming a public company in October 2015. Stock-compensation expense also increased by $0.9 million as a result of the first quarter 2016 modification of grants made to our former chief executive officer whereby the exercise term was extended. Further, salaries, benefits and related costs increased by $0.2 million, driven by salary increases effected upon the closing of our initial public offering, as well as an increase in our headcount.

About Cerecor

Cerecor is a biopharmaceutical company with the goal of becoming a leader in the development of innovative drugs that make a difference in the lives of patients with neurological and psychiatric diseases. We are committed to the development of drugs that improve lives by applying our extensive knowledge and experience in central nervous system disorders. Cerecor is currently pursuing the development of two clinical Phase 2-stage product candidates: CERC-301 and CERC-501.

CERC‑301 is currently in Phase 2 development as an oral, rapidly acting adjunctive treatment of patients with severe major depressive disorder, or MDD, who are failing to achieve an adequate response to their current antidepressant treatment with a rapid onset of effect. Cerecor received fast track designation by the United States Food and Drug Administration in November 2013 for CERC‑301 for the treatment of MDD. CERC‑301 belongs to a class of compounds known as antagonists, or inhibitors, of the N‑methyl‑D‑aspartate, or NMDA, receptor, a receptor subtype of the glutamate neurotransmitter system that is responsible for controlling neurological adaptation. We believe CERC‑301 will be a first-in-class medication that will cause a significant reduction in depressive symptoms in a matter of days, as compared to weeks or months with conventional therapies, because it specifically blocks the NMDA receptor subunit 2B, which we believe provides rapid and significant antidepressant activity without the adverse side effect profile of non‑selective NMDA receptor antagonists.

CERC‑501 is currently in Phase 2 development for smoking cessation. CERC-501 is a potent and selective kappa opioid receptor, or KOR, antagonist. KORs are believed to play key roles in modulating stress, mood and addictive behaviors. Ultimately, Cerecor intends to pursue development of CERC-501 for the treatment of substance use disorders more broadly (e.g., nicotine, alcohol, and/or cocaine) and as an adjunctive treatment of MDD. In addition to Cerecor’s Phase 2 trial, two externally-funded clinical trials are being conducted to evaluate the use of CERC-501 in treating cocaine addiction and mood disorders. One study is being conducted under the auspices of the National Institute of Mental Health and the second study is being funded by a private foundation.

In addition to our two clinical Phase 2-stage product candidates, Cerecor has one preclinical stage asset, CERC-406, a brain penetrant catechol‑O‑methyltransferase, or COMT, inhibitor with potential procognitive activity. For more information about the Company and its products, please visit www.cerecor.com or contact Mariam E. Morris, Chief Financial Officer, at (443) 304-8002.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions (including their use in the negative), or by discussions of future matters such as the development of product candidates or products, technology enhancements, possible changes in legislation, and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including those detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cerecor Inc.

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Operating expenses:
Research and development	$2,293	$1,723
General and administrative	2,649	761
Loss from operations	(4,942)	(2,484)
Other income (expense):
Change in fair value of warrant liability, unit purchase option liability and investor rights obligation	(47)	(535)
Interest income (expense), net	(151)	(218)
Total other income (expense)	(198)	(753)
Net loss	$(5,140)	$(3,237)
Net loss per share of common stock, basic and diluted	$(0.59)	$(4.98)
Weighted-average shares of common stock outstanding, basic and diluted	8,650,143	649,721

Cerecor Inc.

Condensed Balance Sheets

(in thousands)

	March 31,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,602	$21,162
Prepaid expenses and other current assets	231	402
Restricted cash	59	59
Total current assets	16,892	21,623
Property and equipment, net	37	35
Total assets	$16,929	$21,658
Liabilities and stockholders’ equity
Liabilities	$8,048	$8,574
Stockholders’ equity	8,881	13,084
Total liabilities and stockholders’ equity	$16,929	$21,658

Media Contact

MacDougall Biomedical Communications

Doug MacDougall or Joe Rayne – 781-235-3060

ir@cerecor.com